Exhibits 5 and 23.1

                 [WILLIAMS, MULLEN, CLARK & DOBBINS LETTERHEAD]


                                  June __, 2000


Board of Directors
Cardinal Financial Corporation
10555 Main Street, Suite 500
Fairfax, VA  22030

Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form S-4 dated June 1, 2000, filed by Cardinal Financial Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates 1,376,770 shares of the Company's preferred stock, par value $1.00 per share, to be issued to the shareholders of Heritage Bancorp, Inc., a Virginia corporation ("Heritage"), pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated as of June __, 2000, by and between Heritage, the Company, and Cardinal Merger Corp., a wholly owned subsidiary of the Company (the "Agreement").

         We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

         Based upon such examination, it is our opinion that the aforementioned Shares, when issued against payment therefor pursuant to the Agreement, will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Joint Proxy Statement forming a part of the Registration Statement.

                                            Very truly yours,


                                            WILLIAMS, MULLEN, CLARK & DOBBINS


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